Exhibit 99.1

YERBAÉ BRANDS CORP.

CLARIFIES TERMS OF LOAN AGREEMENT WITH MAXIMCASH

VANCOUVER, B.C. – November 8, 2024 – Yerbaé Brands Corp. (TSX-V: YERB.U; OTCQX: YERBF) (“Yerbaé” or the “Company”), a plant-based energy beverage company, wishes to supplement certain disclosures related to its previously announced loan agreement (the “Loan Agreement”) dated July 3, 2024 with Maximcash Solutions LLC (“Maximcash”).

Pursuant to the terms of the Loan Agreement, Maximcash agreed to loan US$750,000 (the “Loan”) to the Company for a period of twelve (12) months (the “Maturity”), payable in twenty four (24) bi-weekly payments. The Loan, which was approved by consent resolution of directors of the Company, is subject to an interest rate of 55.80% calculated annually and secured against all present and after-acquired property of the Company and its wholly-owned subsidiary Yerbaé Brands Co. The principal amount of the Loan and any accrued and unpaid interest may be prepaid prior to Maturity at an approximate 3% discount, in the event Yerbaé pays Maximcash a total repayment amount of US$937,500 within ninety (90) days of the Loan proceeds being paid to Yerbaé by Maximcash.

The proceeds of the Loan are to be used for the release of a UCC-1 financing statement in connection with a prior credit facility held by the Company with Oxford Commercial Finance, a subsidiary of Oxford Bank.

In connection with the Loan, the Company also issued 214,285 common shares (each, a “Share”) in the capital of the Company at a deemed price of US$0.35 per Share as a stacking fee payment. The Shares issued to Maximcash are subject to a four month and one day hold period from the date of their issuance. Final approval of the Loan remains subject to TSX Venture Exchange approval.

For more information on the Loan and the Loan Agreement, please see the Company’s September 26, 2024 news release filed under its profile on SEDAR+.

About Yerbaé

Yerbaé Brands Corp. (TSX-V: YERB.U; OTCQX: YERBF) makes great-tasting energy beverages with yerba made and other premium, plant-based ingredients. All Yerbaé energy beverages are zero calorie, zero sugar, non-GM), vegan, ket-friendly, paleo-approved, gluten free and diabetic-friendly. Founded in Scottsdale, AZ in 2017, Yerbaé seeks to disrupt the energy beverage marketplace by offering a no-compromise energy solution, with input and support from its recently-announced Yerbaé Advisory Board, Sports and Entertainment. Find us @DrinkYerbae on Instragram, Facebook, Twitter/X and TikTok, or online at https://yerbae.com

On Behalf of the Board of Directors

“Todd Gibson”

Todd Gibson, Chief Executive Officer and Co-Founder

Contact Information:

For investors, investors@yerbae.com or 480,471.8391

To reach CEO Todd Gibson, todd@yerbae.com or 480.471.8391

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.